Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Equity Incentive Plan of Crescent Energy Company of our reports dated February 24, 2025, with respect to the consolidated financial statements of Vital Energy, Inc. and the effectiveness of internal control over financial reporting of Vital Energy, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
March 6, 2026